Exhibit 99.1
Ellington Financial Inc. Reports First Quarter 2021 Results
OLD GREENWICH, Connecticut—May 5, 2021
Ellington Financial Inc. (NYSE: EFC) (the "Company") today reported financial results for the quarter ended March 31, 2021.
Highlights
•Net income of $37.9 million, or $0.86 per common share.
•Core Earnings1 of $18.8 million, or $0.43 per share.
•Book value per common share as of March 31, 2021 of $18.16, including the effects of dividends of $0.30 per common share for the quarter.
•Credit strategy gross income of $50.7 million for the quarter, or $1.14 per share.
•Agency strategy gross income of $40 thousand for the quarter.
•Dividend yield of 9.4% based on the May 4, 2021 closing stock price of $17.80 per share, and dividend of $0.14 per common share declared on April 4, 2021, which was an increase of 40% compared to the previous dividend amount.
•Debt-to-equity ratio of 3.1:1 and recourse debt-to-equity ratio of 2.0:12 as of March 31, 2021. Adjusted for unsettled purchases and sales, these ratios were 3.2:1 and 2.0:1, respectively as of March 31, 2021.
•Cash and cash equivalents of $149.4 million as of March 31, 2021, in addition to other unencumbered assets of $467.3 million.
First Quarter 2021 Results
"In the first quarter, Ellington Financial's Core Earnings and book value increased substantially, as we used our strong balance sheet to drive the growth of our high-yielding loan portfolios and opportunistically rotate capital allocations," said Laurence Penn, Chief Executive Officer and President. "During the quarter, we increased the combined size of our small balance commercial mortgage, residential transition, and consumer loan portfolios by a considerable 21%. We also took advantage of trading opportunities in securities, monetizing substantial gains in our CMBS and CLO portfolios. Finally, we capitalized on increased yield spread widening in the Agency RMBS market to add to our portfolio there, which increased our leverage incrementally. For the quarter, Core Earnings per share grew by 16% sequentially to $0.43, and we generated an annualized economic return of 21.3%.
"During the first quarter, in addition to substantial gains in our CMBS and CLO portfolios, we also had notably strong performance from our non-QM loan business, where we successfully completed our first securitization of the new year, as well as from our consumer loan, residential transition loan, and non-Agency RMBS portfolios.
"With the growth of our loan portfolios and Core Earnings, we were well positioned for a substantial dividend increase. Last month, the Board increased our monthly dividend by 40% to $0.14 per share, which was our third dividend increase in the last year. Given the earnings power of our current portfolio, including the significant contribution from our equity stakes in originators, along with additional dry powder to deploy, we remain confident that we can continue to grow the dividend from here.
"The year is off to a great start for Ellington Financial. As the economy continues to reopen but market volatility returns, our focus continues to be on the dual mandate of growing the portfolio and earnings, while staying disciplined on risk and liquidity management to preserve book value across market cycles."
1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Core Earnings" below for an explanation regarding the calculation of Core Earnings.
2 Excludes repo borrowings at certain unconsolidated entities that are recourse to us. Including such borrowings, the Company's debt-to-equity ratio based on total recourse borrowings was 2.0:1 as of March 31, 2021.

Financial Results
Despite the growth of the small balance commercial mortgage, residential transition, and consumer loan portfolios, the Company's total long credit portfolio3 actually decreased by 9% quarter over quarter, to $1.299 billion as of March 31, 2021, as a result of opportunistic sales of CLOs, CMBS, and European RMBS, as well as the completion of a non-QM loan securitization in February.
Over the same period, the Company's total long Agency RMBS portfolio increased by 55% to $1.488 billion, as yield spread widening in that sector presented attractive investment opportunities.
The Company's debt-to-equity ratio increased to 3.2:1 as of March 31, 2021, as compared to 2.6:1 as of December 31, 2020, adjusting for unsettled purchases and sales, driven primarily by increased borrowings related to the larger Agency RMBS portfolio. The Company's recourse debt-to-equity ratio, adjusted for unsettled purchases and sales, also increased over the course of the quarter to 2.0:1 from 1.6:1 at December 31, 2020.
During the first quarter, the Company's credit strategy generated total gross income of $50.7 million, or $1.14 per share, and its Agency strategy generated total gross income of $40 thousand.
Higher net interest income4 quarter over quarter, along with substantial net realized and unrealized gains, drove the excellent performance of the credit portfolio in the first quarter. The increase in net interest income was primarily driven by larger small balance commercial mortgage, residential transition, non-QM, and consumer loan portfolios, as well as by lower financing costs, while the substantial realized and unrealized gains occurred mainly in the Company's CMBS, CLO, and non-QM strategies, as well as the Company's equity investments in mortgage originators. While the Company's UK non-conforming RMBS portfolio generated gains for the quarter, the Company's Euro-denominated RMBS portfolio generated losses for the quarter. Finally, the Company's credit hedges detracted from results, as credit yield spreads tightened during the quarter.
Meanwhile, the Company's Agency strategy was slightly positive for the quarter. During the quarter, long-term interest rates increased, actual and implied volatility rose, and the yield curve steepened. As a result, Agency RMBS durations extended and yield spreads widened, and most Agency RMBS prices declined sharply, particularly for lower coupon RMBS, which had the greatest declines. The increase in long-term interest rates also reduced the demand for prepayment protection, which caused the Company's prepayment-protected specified pools to further underperform. Meanwhile, the rise in long-term interest rates drove net gains on the Company's interest rate hedges and Agency interest-only securities, which along with net carry from the portfolio, more than offset the net losses on the Company's long Agency RMBS holdings.
The declining pay-ups on the Company's existing specified pool investments, together with the Company's focus on low pay-up specified pools for its additional purchases during the quarter, caused the average pay-ups on the Company's specified pools to decline to 1.02% as of March 31, 2021, from 2.05% as of December 31, 2020. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the first quarter, the Company continued to hedge interest rate risk, primarily through the use of interest rate swaps, short positions in TBAs, U.S. Treasury securities, and futures. During the quarter, the Company substantially increased the size of its short TBA position, in conjunction with the increased size of its Agency RMBS portfolio. In addition, the Company continued to hold a portfolio of long TBAs for investment during the quarter.
3 Includes REO at the lower of cost or fair value. Excludes hedges and other derivative positions, as well as tranches of the Company's consolidated non-QM securitization trusts that were sold to third parties, but that are consolidated for U.S. GAAP reporting purposes. Including such tranches, the Company's total long credit portfolio was $2.187 billion as of March 31, 2021.
4 Excludes any interest income and interest expense items from Interest rate hedges, net and Credit hedges and other activities, net.

The following table summarizes the Company's investment portfolio(1) holdings as of March 31, 2021 and December 31, 2020:

	Fair Value
(In thousands)	March 31, 2021	December 31, 2020
Long:
Credit:
Dollar Denominated:
CLO(2)	$104,201	$181,229
CMBS	45,073	117,652
Commercial Mortgage Loans and REO(3)(4)	308,368	269,287
Consumer Loans and ABS backed by Consumer Loans(2)	134,441	112,077
Corporate Debt and Equity and Corporate Loans	22,840	12,606
Equity Investments in Loan Origination Entities	82,482	79,536
Non-Agency RMBS	175,213	154,492
Residential Mortgage Loans and REO(3)	1,282,450	1,188,731
Non-Dollar Denominated:
CLO(2)	4,313	6,108
Consumer Loans and ABS backed by Consumer Loans	224	306
Corporate Debt and Equity	27	28
RMBS(5)	27,470	51,388
Agency:
Fixed-Rate Specified Pools	1,340,448	807,704
Floating-Rate Specified Pools	5,807	6,454
IOs	49,051	47,656
Reverse Mortgage Pools	92,476	97,629
Total Long	$3,674,884	$3,132,883
Short:
Credit:
Dollar Denominated:
Corporate Debt and Equity	$(219)	$(218)
Government Debt:
Dollar Denominated	(59,452)	—
Non-Dollar Denominated	(36,727)	(38,424)
Total Short	$(96,398)	$(38,642)
(1)This information does not include financial derivatives.
(2)Includes equity investments in securitization-related vehicles.
(3)In accordance with U.S. GAAP, REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.
(4)Includes equity investments in unconsolidated entities holding small balance commercial mortgage loans and REO.
(5)Includes an equity investment in an unconsolidated entity holding European RMBS.

The following table summarizes the Company's operating results for the three-month periods ended March 31, 2021 and December 31, 2020:

	Three-Month Period Ended March 31, 2021	Per Share	Three-Month Period Ended December 31, 2020	Per Share
(In thousands, except per share amounts)
Credit:
Interest income and other income(1)	$34,289	$0.77	$34,089	$0.77
Realized gain (loss), net	4,188	0.09	(3,984)	(0.09)
Unrealized gain (loss), net	17,575	0.40	41,270	0.93
Interest rate hedges, net(2)	1,727	0.04	18	—
Credit hedges and other activities, net(3)	1,085	0.02	(7,363)	(0.17)
Interest expense(4)	(9,944)	(0.22)	(11,016)	(0.25)
Other investment related expenses	(4,855)	(0.11)	(5,337)	(0.12)
Earnings (losses) from investments in unconsolidated entities	6,635	0.15	27,344	0.62
Total Credit profit (loss)	50,700	1.14	75,021	1.69
Agency RMBS:
Interest income	6,752	0.15	5,896	0.13
Realized gain (loss), net	2	—	166	—
Unrealized gain (loss), net	(21,974)	(0.49)	(1,678)	(0.04)
Interest rate hedges and other activities, net(2)	16,199	0.36	2,801	0.06
Interest expense(4)	(939)	(0.02)	(854)	(0.02)
Total Agency RMBS profit (loss)	40	0.00	6,331	0.13
Total Credit and Agency RMBS profit (loss)	50,740	1.14	81,352	1.82
Other interest income (expense), net	7	—	(29)	—
Income tax (expense) benefit	(2,017)	(0.05)	(7,888)	(0.18)
Other expenses	(7,474)	(0.17)	(6,857)	(0.15)
Net income (loss) (before incentive fee)	41,256	0.92	66,578	1.49
Incentive fee	—	—	—	—
Net income (loss)	$41,256	$0.92	$66,578	$1.49
Less: Dividends on preferred stock	1,941	0.04	1,941	0.04
Less: Net income (loss) attributable to non-participating non-controlling interests	882	0.02	562	0.01
Net income (loss) attributable to common stockholders and participating non-controlling interests	38,433	0.86	64,075	1.44
Less: Net income (loss) attributable to participating non-controlling interests	577		913
Net income (loss) attributable to common stockholders	$37,856	$0.86	$63,162	$1.44
Weighted average shares of common stock and convertible units(5) outstanding	44,448		44,415
Weighted average shares of common stock outstanding	43,782		43,782
(1)Other income primarily consists of rental income on real estate owned and loan origination fees.
(2)Includes U.S. Treasury securities, if applicable.
(3)Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.
(4)Includes allocable portion of interest expense on the Company's Senior notes.
(5)Convertible units include Operating Partnership units attributable to participating non-controlling interests.

About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Thursday, May 6, 2021, to discuss its financial results for the quarter ended March 31, 2021. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference ID number 9348146. International callers should dial (810) 740-4657 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Thursday, May 6, 2021, at approximately 2:00 p.m. Eastern Time through Thursday, May 20, 2021 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 9348146. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's investments, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940; the Company's ability to qualify and maintain its qualification as a real estate investment trust, or "REIT"; and other changes in market conditions and economic trends, including changes resulting from the ongoing spread and economic effects of the novel coronavirus (COVID-19) pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K filed on March 16, 2021 which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports the Company's files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended
	March 31, 2021	December 31, 2020
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$40,079	$39,067
Interest expense	(11,342)	(11,952)
Total net interest income	28,737	27,115
Other Income (Loss)
Realized gains (losses) on securities and loans, net	4,276	(3,625)
Realized gains (losses) on financial derivatives, net	5,795	(5,820)
Realized gains (losses) on real estate owned, net	61	(106)
Unrealized gains (losses) on securities and loans, net	(1,781)	39,635
Unrealized gains (losses) on financial derivatives, net	10,711	3,098
Unrealized gains (losses) on real estate owned, net	(792)	(186)
Other, net	1,960	(795)
Total other income (loss)	20,230	32,201
EXPENSES
Base management fee to affiliate (Net of fee rebates of $194 and $198, respectively)	3,277	3,178
Incentive fee to affiliate	—	—
Investment related expenses:
Servicing expense	986	1,736
Debt issuance costs related to Other secured borrowings, at fair value	1,665	1,819
Other	2,204	1,782
Professional fees	1,198	1,186
Compensation expense	1,420	962
Other expenses	1,579	1,531
Total expenses	12,329	12,194
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings from Investments in Unconsolidated Entities	36,638	47,122
Income tax expense (benefit)	2,017	7,888
Earnings (losses) from investments in unconsolidated entities	6,635	27,344
Net Income (Loss)	41,256	66,578
Net Income (Loss) Attributable to Non-Controlling Interests	1,459	1,475
Dividends on Preferred Stock	1,941	1,941
Net Income (Loss) Attributable to Common Stockholders	$37,856	$63,162
Net Income (Loss) per Common Share:
Basic and Diluted	$0.86	$1.44
Weighted average shares of common stock outstanding	43,782	43,782
Weighted average shares of common stock and convertible units outstanding	44,448	44,415

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
(In thousands, except share amounts)	March 31, 2021	December 31, 2020(1)
ASSETS
Cash and cash equivalents	$149,350	$111,647
Restricted cash	175	175
Securities, at fair value	1,909,127	1,514,185
Loans, at fair value	1,582,516	1,453,480
Investments in unconsolidated entities, at fair value	147,684	141,620
Real estate owned	35,557	23,598
Financial derivatives–assets, at fair value	23,082	15,479
Reverse repurchase agreements	96,783	38,640
Due from brokers	91,814	63,147
Investment related receivables	67,338	49,317
Other assets	3,499	2,575
Total Assets	$4,106,925	$3,413,863
LIABILITIES
Securities sold short, at fair value	$96,398	$38,642
Repurchase agreements	1,909,511	1,496,931
Financial derivatives–liabilities, at fair value	19,438	24,553
Due to brokers	5,337	5,059
Investment related payables	40,836	4,754
Other secured borrowings	64,506	51,062
Other secured borrowings, at fair value	911,256	754,921
Senior notes, net	85,627	85,561
Base management fee payable to affiliate	3,277	3,178
Dividend payable	5,740	5,738
Interest payable	1,915	3,233
Accrued expenses and other liabilities	19,708	18,659
Total Liabilities	3,163,549	2,492,291
EQUITY
Preferred stock, par value $0.001 per share, 100,000,000 shares authorized; 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable; 4,600,000 shares issued and outstanding, respectively ($115,000 liquidation preference)	111,034	111,034
Common stock, par value $0.001 per share, 100,000,000 shares authorized; (43,781,684 and 43,781,684 shares issued and outstanding, respectively)	44	44
Additional paid-in-capital	915,577	915,658
Retained earnings (accumulated deficit)	(116,799)	(141,521)
Total Stockholders' Equity	909,856	885,215
Non-controlling interests	33,520	36,357
Total Equity	943,376	921,572
TOTAL LIABILITIES AND EQUITY	$4,106,925	$3,413,863
SUPPLEMENTAL PER SHARE INFORMATION:
Book Value Per Common Share(2)	$18.16	$17.59
(1)Derived from audited financial statements as of December 31, 2020.
(2)Based on total stockholders' equity less the aggregate liquidation preference of the Company's preferred stock outstanding.

Reconciliation of Net Income (Loss) to Core Earnings
The Company calculates Core Earnings as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), other secured borrowings, at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) Catch-up Premium Amortization Adjustment (as defined below); (iv) non-cash equity compensation expense; (v) provision for income taxes; and (vi) certain other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, the Company includes the relevant components of net operating income in Core Earnings. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Core Earnings provides a consistent measure of operating performance by excluding the impact of gains and losses and other adjustments listed above from operating results. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by its portfolio. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate, and compare its operating performance to that of its peers. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
The following table reconciles, for the three-month periods ended March 31, 2021 and December 31, 2020, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
(In thousands, except per share amounts)	March 31, 2021	December 31, 2020
Net Income (Loss)	$41,256	$66,578
Income tax expense (benefit)	2,017	7,888
Net income (loss) before income tax expense	43,273	74,466
Adjustments:
Realized (gains) losses on securities and loans, net	(4,276)	3,625
Realized (gains) losses on financial derivatives, net	(5,795)	5,820
Realized (gains) losses on real estate owned, net	(61)	106
Unrealized (gains) losses on securities and loans, net	1,781	(39,635)
Unrealized (gains) losses on financial derivatives, net	(10,711)	(3,098)
Unrealized (gains) losses on real estate owned, net	792	186
Other realized and unrealized (gains) losses, net(1)	(602)	1,854
Net realized gains (losses) on periodic settlements of interest rate swaps	(816)	(139)
Net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	410	(322)
Non-cash equity compensation expense	229	190
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	87	83
Debt issuance costs related to Other secured borrowings, at fair value	1,665	1,819
Deferred offering costs expensed	—	31
(Earnings) losses from investments in unconsolidated entities(2)	(4,178)	(26,176)
Total Core Earnings	$21,798	$18,810
Dividends on preferred stock	1,941	1,941
Core Earnings attributable to non-controlling interests	1,045	849
Core Earnings Attributable to Common Stockholders	$18,812	$16,020
Core Earnings Attributable to Common Stockholders, per share	$0.43	$0.37
(1)Includes realized and unrealized gains (losses) on foreign currency and unrealized gain (loss) on other secured borrowings, at fair value, included in Other, net, on the Condensed Consolidated Statement of Operations.
(2)Adjustment represents, for certain investments in unconsolidated entities, the net realized and unrealized gains and losses of the underlying investments of such entities.